Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

The following unaudited pro forma condensed statement of operations for the three months ended March 31, 2018 and for the year ended December 31, 2017, and the unaudited pro forma condensed balance sheet as of March 31, 2018, give effect to the Merger (as defined below), the HPQ Carveout (as defined below), the Cash Redemption (as defined below), the refinancing of indebtedness of Covia Holdings Corporation (formerly known as Unimin Corporation (“Unimin”)) (“Covia,” the “Company” or the “combined company”) and Fairmount Santrol Holdings Inc. (“Fairmount Santrol”) and related transactions (collectively, the “transactions”). The summary unaudited pro forma condensed statement of operations is prepared as if such transactions occurred on January 1, 2017, and the summary unaudited pro forma condensed balance sheet is prepared as if such transactions occurred on March 31, 2018. The following unaudited pro forma condensed financial statements are based on the historical financial statements of Covia and Fairmount Santrol and are intended to illustrate how the transactions might have affected the historical financial statements of Covia if each had been consummated as of the dates indicated above and do not represent future market conditions. The unaudited pro forma condensed financial statements reflect preliminary estimates and assumptions based on information available at the time of preparation.

The unaudited pro forma condensed financial statements are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial position that would have actually resulted had the transactions occurred as of the dates indicated, nor should they be taken as necessarily indicative of the future financial position or results of operations of the Company. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors” in the Company’s Registration Statement on Form S-4 (File No. 333-224228). In addition, the unaudited pro forma condensed financial statements include adjustments that are preliminary and may be revised. There can be no assurance that such revisions will not result in material changes to the information presented.

The unaudited pro forma combined financial statements do not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the transactions, the costs to integrate the operations of Covia and Fairmount Santrol or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements. In addition, the unaudited pro forma combined financial statements do not reflect any potential regulatory actions that may impact the combined company when the transactions are completed.

The following unaudited pro forma condensed financial statements should be read in conjunction with the consolidated financial statements, the accompanying notes and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2017 contained in the Company’s Registration Statement on Form S-4, the condensed consolidated financial statements for the three months ended March 31, 2018 contained in the Company’s quarterly report on Form 10-Q and the pro forma financial statements contained in the current report on Form 8-K filed by Covia on June 6, 2018, which illustrates the effects of the disposition of the HPQ business in accordance with the rules of the U.S. Securities and Exchange Commission regarding dispositions of assets.

Covia Holdings Corporation

Unaudited Pro Forma Condensed Balance Sheet

As of March 31, 2018

(in thousands, except per share data)

	Historical Unimin	HPQ Carveout (Note 5)	Unimin Pro Forma Adjustments (Note 5)	Unimin Pro Forma Subtotal (Note 5)	Historical Fairmount Santrol	Merger Pro Forma Adjustments		Combined Company Pro Forma Total
ASSETS
Current assets:
Cash and cash equivalents	$284,274	$(31,000)	$(520,377)	$(267,103)	$84,768	$295,564	A, B, D	$113,229
Accounts receivable, net of allowance for doubtful accounts	274,542	(32,739)	—	241,803	179,234	—		421,037
Inventories, net	110,212	(26,199)	—	84,013	64,895	42,998	G	191,906
Other receivables	28,217	—	—	28,217	—	—		28,217
Prepaid expenses and other current assets	19,112	(934)	—	18,178	7,590	900	B	26,668

Total current assets	716,357	(90,872)	(520,377)	105,108	336,487	339,462		781,057
Noncurrent assets:
Property, plant and equipment, net	1,256,192	(93,829)	—	1,162,363	783,429	704,354	H	2,650,146
Intangible assets, net	26,483	(1,588)	—	24,895	92,892	56,208	I	173,995
Goodwill	53,512	—	—	53,512	15,301	338,106	K	406,919
Deferred tax assets, net	9,019	—	—	9,019	351	—		9,370
Other assets	2,730	—	—	2,730	10,088	3,600	B	16,418

Total noncurrent assets	1,347,936	(95,417)	—	1,252,519	902,061	1,102,268		3,256,848

Total assets	$2,064,293	$(186,289)	$(520,377)	$1,357,627	$1,238,548	$1,441,730		$4,037,905

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$87,954	$(5,163)	$—	$82,791	$83,852	$—		$166,643
Current portion of long-term debt	49,742	—	—	49,742	18,924	(48,456)	C	20,210
Accrued expenses and other current liabilities	77,129	(6,998)	—	70,131	41,660	38,923	L	150,714
Deferred revenue	—	—	—	—	9,346	—		9,346

Total current liabilities	214,825	(12,161)	—	202,664	153,782	(9,533)		346,913
Noncurrent liabilities:
Long-term debt	366,942	—	—	366,942	715,316	534,965	A	1,617,223
Employee benefit obligations	99,079	—	—	99,079	—	9,822	M	108,901
Deferred tax liabilities, net	72,219	(7,648)	—	64,571	6,807	153,374	J	224,752
Other noncurrent liabilities	30,437	(436)	—	30,001	36,901	(9,822)	M	57,080

Total noncurrent liabilities	568,677	(8,084)	—	560,593	759,024	688,339		2,007,956

	Historical Unimin	HPQ Carveout (Note 5)	Unimin Pro Forma Adjustments (Note 5)	Unimin Pro Forma Subtotal (Note 5)	Historical Fairmount Santrol	Merger Pro Forma Adjustments		Combined Company Pro Forma Total
EQUITY
Equity:
Combined company preferred stock, $0.01 par value, 15,000,000 shares authorized; and no shares issued and outstanding at closing of merger	—	—	—	—	—	—		—
Unimin common stock, $1.00 par value, 2,000,000 shares authorized; 1,776,666 shares issued and 1,343,714 shares outstanding at March 31, 2018	1,777	—	(195)	1,582	—	(1,582)	D	—
Fairmount Santrol common stock, $0.01 par value, 1,850,000,000 shares authorized; 242,366,000 shares issued and 225,220,495 shares outstanding at March 31, 2018	—	—	—	—	2,423	(2,423)	D	—
Combined company common stock, $0.01 par value, 750,000,000 shares authorized; 158,194,956 shares issued and 131,063,752 shares outstanding at closing of merger	—	—	—	—	—	1,582	D	1,582
Additional paid-in capital	43,941	—	195	44,136	294,500	39,679	D	378,315
Accumulated other comprehensive loss, net	(118,294)	—	—	(118,294)	(14,491)	14,491	D	(118,294)
Retained earnings	1,963,999	—	—	1,963,999	318,912	(374,279)	D, L	1,908,632
Treasury stock	(610,632)	(166,044)	(520,377)	(1,297,053)	(275,975)	1,085,456	D	(487,572)

Total equity	1,280,791	(166,044)	(520,377)	594,370	325,369	762,924		1,682,663
Noncontrolling interests	—	—	—	—	373	—		373
Total equity	1,280,791	(166,044)	(520,377)	594,370	325,742	762,924		1,683,036

Total liabilities and shareholders’ equity	$2,064,293	$(186,289)	$(520,377)	$1,357,627	$1,238,548	$1,441,730		$4,037,905

See accompanying notes to the Unaudited Pro Forma Condensed Financial Information

Covia Holdings Corporation

Unaudited Pro Forma Condensed Statement of Operations

For the Three Months Ended March 31, 2018

(in thousands, except per share data)

	Historical Unimin	HPQ Carveout (Note 5)	Unimin Pro Forma Adjustments (Note 5)		Unimin Pro Forma Subtotal (Note 5)	Historical Fairmount Santrol	Merger Pro Forma Adjustments		Combined Company Pro Forma Total
Revenue	$414,607	$(44,786)	$		$369,821	$273,338	$—		$643,159
Cost of goods sold (excludes depreciation, depletion and amortization)	288,565	(28,246)			260,319	186,078	—		446,397
Operating Expenses
Selling, general and administrative expenses	29,224	(4,000)			25,224	27,353	(3,334)	F	49,243
Depreciation, depletion and amortization expense	29,409	(2,278)			27,131	17,225	9,863	O	54,219
Other operating expense (income), net	(40)	40			—	(729)	—		(729)

Income from operations	67,449	(10,302)			57,147	43,411	(6,529)		94,029
Interest expense, net	5,191	—			5,191	13,783	7,174	N	26,148
Other expense, net	5,300	—			5,300	—	(5,300)	F	—

Total other expenses, net	10,491	—			10,491	13,783	1,874		26,148
Income before benefit for income taxes	56,958	(10,302)			46,656	29,628	(8,403)		67,881
Income tax expense (income)	11,416	(1,545)			9,871	872	(1,933)	P	8,810

Net income	45,542	(8,757)			36,785	28,756	(6,470)		59,071
Less: Net income attributable to noncontrolling interest	—	—			—	3	—		3

Net income attributable to shareholders	$45,542	$(8,757)	$		$36,785	$28,753	$(6,470)		$59,068

Earnings per share:
Basic	$33.89				$0.43	$0.13			$0.45
Diluted	$33.89				$0.43	$0.13			$0.45
Weighted average shares outstanding:
Basic	1,344	(170)		84,845	86,019	224,484			131,064	E
Diluted	1,344				86,019	228,940			131,774	E

See accompanying notes to the Unaudited Pro Forma Condensed Financial Information

Covia Holdings Corporation

Unaudited Pro Forma Condensed Statement of Operations

For the Year Ended December 31, 2017

(in thousands, except per share data)

	Historical Unimin	HPQ Carveout (Note 5)	Unimin Pro Forma Adjustments (Note 5)		Unimin Pro Forma Subtotal (Note 5)	Historical Fairmount Santrol	Merger Pro Forma Adjustments		Combined Company Pro Forma Total
Revenue	$1,444,487	$(149,375)	$		$1,295,112	$959,795	$—		$2,254,907
Cost of goods sold (excludes depreciation, depletion and amortization)	1,032,957	(100,775)			932,182	671,201	—		1,603,383
Operating Expenses
Selling, general and administrative expenses	115,971	(14,519)			101,452	113,240	(8,300)	F	206,392
Depreciation, depletion and amortization expense	112,705	(11,145)			101,560	69,410	29,209	O	200,179
Other operating expense (income), net	2,948	155			3,103	(1,072)	—		2,031

Income from operations	179,906	(23,091)			156,815	107,016	(20,909)		242,922
Interest expense, net	14,653	—			14,653	56,408	34,162	N	105,223
Loss on extinguishment of debt	—	—			—	2,898	—		2,898
Other expense, net	19,300	—			19,300	—	(19,300)	F	—

Total other expenses, net	33,953	—			33,953	59,306	14,862		108,121
Income before benefit for income taxes	145,953	(23,091)			122,862	47,710	(35,771)		134,801
Income tax benefit	(8,218)	(621)			(8,839)	(5,715)	(13,235)	P	(27,789)

Net income	154,171	(22,470)			131,701	53,425	(22,536)		162,590
Less: Net income attributable to noncontrolling interest	—	—			—	297	—		297

Net income attributable to shareholders	$154,171	$(22,470)	$		$131,701	$53,128	$(22,536)		$162,293

Earnings per share:
Basic	$114.71				$1.53	$0.24			$1.24
Diluted	$114.71				$1.53	$0.23			$1.23
Weighted average shares outstanding:
Basic	1,344	(170)		84,845	86,019	223,993			130,968	E
Diluted	1,344				86,019	229,084			131,469	E

See accompanying notes to the Unaudited Pro Forma Condensed Financial Information

Covia Holdings Corporation and Subsidiaries

Notes to Unaudited Pro Forma Condensed Financial Information

(in thousands, except per share data)

Note 1. Description of the Transactions

Merger

The Merger Agreement, dated as of December 11, 2017 (the “Merger Agreement”), among Unimin Corporation, SCR-Sibelco NV (“Sibelco”), Fairmount Santrol Holdings Inc. (“Fairmount Santrol”), Bison Merger Sub, Inc. (“Merger Sub”) and Bison Merger Sub I, LLC (“Merger Sub LLC”), provided for, among other things, the merger of Merger Sub into Fairmount Santrol with Fairmount Santrol continuing as the surviving corporation and a direct wholly owned subsidiary of Covia. In accordance with the terms of the Merger Agreement, each share of Fairmount Santrol common stock issued and outstanding immediately prior to the closing of the Merger (other than (1) shares owned by Fairmount Santrol or any wholly owned subsidiary of Fairmount Santrol (or held in the treasury of Fairmount Santrol), (2) shares owned by Sibelco or any of its subsidiaries and (3) shares held by a stockholder who is entitled to appraisal rights and has properly exercised and perfected (and not effectively withdrawn or lost) such stockholder’s demand for appraisal rights under the DGCL) was converted into the right to receive (a) 0.20 fully paid and nonassessable shares of common stock of the Company, (b) approximately $0.73 in cash and (c) cash in lieu of fractional shares, without interest. Immediately following the effective time of the Merger, Fairmount Santrol stockholders, including holders of certain Fairmount Santrol equity awards, immediately prior to the effective time owned approximately 35% of the shares of combined company common stock.

HPQ Carveout

As contemplated by the Merger Agreement, on May 31, 2018, Covia contributed certain assets, including its global high purity quartz business, which consists of Unimin’s Electronics segment, to Sibelco North America, Inc. (“Sibelco North America”), in exchange for all of the stock of Sibelco North America and the assumption by Sibelco North America of certain liabilities related to the business being transferred (the “HPQ Carveout”). Prior to the consummation of the Merger, Covia redeemed 169,550 shares of its common stock from Sibelco in exchange for 100% of the stock of Sibelco North America transferred by Covia to Sibelco. Accordingly, the pro forma adjustments are being made to exclude the assets, liabilities, stockholder’s equity, revenue and net income of the HPQ business, which are not part of the Company following consummation of the transactions contemplated by the Merger Agreement.

Cash Redemption

In connection with the closing of the Merger, Covia redeemed 208,089 shares of Covia common stock held by Sibelco in exchange for an obligation of the Company to pay Sibelco approximately $520.4 million on June 1, 2018 (the “Cash Redemption”). This obligation was satisfied in connection with the closing of the Merger on June 1, 2018.

Refinancing of Indebtedness

In connection with the Merger, Covia entered into a Credit Agreement with a group of banks, financial institutions and other entities, with Barclays Bank PLC and BNP Paribas Securities Corp. as lead arrangers and joint bookrunners (the “Credit Agreement”). The Credit Agreement contains a $1.65 billion term loan and a $200 million revolving credit facility. The term loan matures on June 1, 2025 and the revolving credit facility matures on June 1, 2023. Interest on both facilities accrues, at the borrower’s option, at a per annum rate of adjusted LIBOR plus a spread or the adjusted base rate plus a spread. The proceeds of the term loan were used to repay debt of Fairmount Santrol, to repay debt of Covia (including debt incurred to fund the Cash Redemption) and to pay the Cash Consideration (as defined in the Merger Agreement) and transaction costs for the Merger.

Note 2. Basis of Pro Forma Presentation

The accompanying unaudited pro forma combined financial statements were prepared in accordance with Article 11 of Regulation S-X and are based on the audited historical financial information of Covia and Fairmount Santrol. The audited historical consolidated financial information has been adjusted in the accompanying unaudited pro forma combined financial statements to give effect to pro forma events that are (1) directly attributable to the transactions, (2) factually supportable and (3) with respect to the unaudited pro forma combined statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma combined financial information gives effect to the transactions to be accounted for as a business combination in accordance with ASC 805, with Covia treated as the accounting acquirer, as if the transactions with Fairmount Santrol had been completed on January 1, 2017, for statement of operations purposes, and on March 31, 2018, for balance sheet purposes.

Fairmount Santrol’s assets acquired and liabilities assumed were recorded at their fair value at the transaction date. ASC 805 establishes that the consideration transferred shall be measured at the closing date of the transaction at the then-current market price. The purchase consideration for Fairmount Santrol under the acquisition method was based on the share price of Fairmount Santrol common stock on the closing date of the Merger multiplied by the shares of Fairmount Santrol common stock held by Fairmount Santrol stockholders. The preliminary allocation of purchase price assumes a Fairmount Santrol common stock price of $5.63 per share (based on the closing share price on May 31, 2018).

One-time transaction-related expenses anticipated to be incurred prior to, or concurrently with, the closing of the Merger are not included in the unaudited pro forma combined statement of operations.

Further, the unaudited pro forma combined financial statements do not reflect the following items:

•

Restructuring or integration activities that have yet to be determined or transaction or other costs following the Merger that are not expected to have a continuing impact on the business of the combined company;

•	The impact of possible cost or growth synergies expected to be achieved by the combined company, as no assurance can be made that such cost or growth synergies will be achieved; and

•	Future acquisitions and disposals not yet known or probable.

Note 3: Preliminary Consideration

Until June 1, 2018, Covia was a private company and the fair value of its common stock was not readily available. ASC 805 addresses a business combination scenario where the transaction-date fair value of the acquiree’s equity interests may be more reliably measurable than the transaction-date fair value of the acquirer’s equity interests. In such cases, ASC 805 requires the acquirer to use the transaction-date fair value of the acquiree’s equity interests instead of the transaction-date fair value of the acquirer’s equity interests transferred. As Fairmount Santrol common stock was publicly traded in an active market until June 1, 2018, Covia determined that Fairmount Santrol common stock is more reliably measurable than Covia common stock to determine the fair value of the preliminary consideration to be transferred in the transactions. The quoted price of Fairmount Santrol common stock has been determined to be the most factually supportable measure available to support the determination of the fair value of the consideration transferred, given the market participant element of a widely held stock in an actively traded market. The preliminary consideration assumes a Fairmount Santrol common stock price of $5.63 per share (based on the closing share price on May 31, 2018). The preliminary consideration is comprised of the following:

(in thousands)
Consideration transferred to Fairmount Santrol shareholders	$1,273,246
Consideration for share-based awards	40,414

Total consideration transferred	$1,313,660

The consideration transferred to Fairmount Santrol shareholders includes $170.0 million of cash.

The initial allocation of the preliminary consideration in the unaudited pro forma combined financial statement is based upon a preliminary consideration of approximately $1,313.7 million.

The final purchase accounting to be determined in accordance with ASC 805 is dependent upon certain valuations that are currently in process. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma combined financial information. Valuations are being performed and the values assigned to the assets acquired and liabilities assumed will be finalized during the measurement period following the closing date of the Merger.

Differences between these preliminary estimates and the final purchase accounting will occur and these differences could have a material impact on the accompanying unaudited pro forma combined financial information and the combined company’s future results of operations and financial position.

Note 4: Fair Value Estimates of Assets to be Acquired and Liabilities to be Assumed

The table below represents an initial allocation of the preliminary consideration to Fairmount Santrol’s tangible and intangible assets acquired and liabilities assumed based on a preliminary estimate of their respective fair values as of March 31, 2018. The determination is based on a preliminary valuation and is subject to revisions pending the completion of the valuation and other adjustments:

(in thousands)	Estimated Fair Value at March 31, 2018
Cash and cash equivalents (1)	$84,768
Other current assets and liabilities (1)	51,965
Inventories, net	107,893
Property, plant and equipment, net	1,487,783
Intangible assets	149,100
Other noncurrent assets (1)	10,439
Debt (1)	(734,240)
Deferred tax liabilities	(160,181)
Other noncurrent liabilities (1)	(36,901)

Net assets acquired at fair value	960,626
Noncontrolling interest (1)	(373)
Goodwill (2)	353,407

Preliminary Consideration	$1,313,660

(1)	Management has determined carrying value approximated at fair value.
(2)

Goodwill is calculated as the difference between the preliminary fair value of the consideration transferred and the preliminary fair values of the assets acquired and liabilities assumed and increased by noncontrolling interest. Goodwill is not amortized.

Note 5: Pre-Merger Pro Forma Adjustments

Prior to the consummation of the Merger, (1) Covia redeemed 169,550 shares of common stock from its parent in connection with the HPQ Carveout, (2) Covia redeemed 208,089 shares of common stock from its parent in connection with the Cash Redemption in exchange for a payment of $520.4 million to the parent, which was financed with the proceeds of the $1.65 billion Credit Agreement and cash on hand, (3) Covia effected a stock split of its common stock (approximately 89:1) and (4) Covia amended and restated its certificate of incorporation, which increased its authorized capital stock to 750 million shares of common stock and 15 million shares of preferred stock and decreased its par value per share from $1.00 to $0.01. The impact to stockholders’ equity and shares of Covia is as follows:

	As of March 31, 2018
(in thousands, except for share data)	Common Stock in Shareholders’ Equity	Treasury Stock in Shareholders’ Equity	Additional Paid-in Capital in Shareholders’ Equity	Authorized Stock	Issued Stock	Treasury Stock	Common Stock Outstanding
Historical Unimin	$1,777	$(610,632)	$43,941	2,000,000	1,776,666	432,952	1,343,714
Distribution due to HPQ Carveout	—	(166,044)	—	—	—	169,550	(169,550)
Cash Redemption	—	(520,377)	—	—	—	208,089	(208,089)

Subtotal	1,777	(1,297,053)	43,941	2,000,000	1,776,666	810,591	966,075
89:1 stock split	—	—	—	—	156,418,290	71,364,712	85,053,578
Amend and restate its certificate of incorporation to change par value of $1.00 to $0.01 and increase authorized shares	(195)	—	195	748,000,000	—	—	—
Consideration transferred for share-based awards	—	—	40,414	—	—	—	—
Issuance of Covia common stock and cash distribution to Fairmount Santrol Holdings Inc. Stockholders	—	809,481	293,765	—	—	(45,044,099)	45,044,099

Covia pro forma total	$1,582	$(487,572)	$378,315	750,000,000	158,194,956	27,131,204	131,063,752 (1)

(1)

Represents the common stock outstanding after taking into effect the Cash Redemption, the HPQ Carveout and the amendment of Covia’s certificate of incorporation to (1) effect an 89 for 1 stock split and (2) increase Covia’s authorized capital stock.

Note 6: Pro Forma Adjustments

The adjustments to the unaudited pro forma combined balance sheet and statement of operations can be explained as follows:

A – The adjustment to cash represents the new term loan borrowing of $1.65 billion, net of debt issuance costs, decreased by long term debt repayment of $1.15 billion. The $1.15 billion of debt repayment represents the book value of $1.13 billion, grossed up for the non-cash unamortized original issue discount and financing fees of $16.4 million on Fairmount Santrol’s term loan and revolving credit facility.

B – Represents $4.5 million of debt issuance costs incurred for securing a $200.0 million revolving credit facility that has not been drawn upon.

C – Represents the current portion of long term debt repayment of $65.0 million, offset by the current portion of the new term loan of $16.5 million.

D – The following table summarizes the pro forma adjustments impacting equity:

(in thousands)	Adjustments to Historical Equity	New Equity Structure	Other Items	Pro Forma Adjustments
Unimin common stock	$—	$—	$(1,582)	$(1,582)
Fairmount Santrol common stock	(2,423)	—	—	(2,423)
Combined company common stock	—	—	1,582	1,582
Additional paid-in capital	(294,500)	334,179	—	39,679
Accumulated other comprehensive loss, net	14,491	—	—	14,491
Retained earnings	(318,912)	—	(16,444)	(335,356)
Treasury stock	275,975	809,481	—	1,085,456

Adjustments to Historical Equity: Represents the elimination of Fairmount Santrol’s historical stockholders’ equity.

New Equity Structure: Represents additional paid-in capital of $334.2 million, which is equal to the total preliminary consideration of $1,313.7 million less the $809.5 million distribution from treasury stock and less the $170.0 million of cash consideration provided to Fairmount Santrol stockholders.

Other Items: Represents the reclassification of pro forma Unimin common stock to the combined company common stock and the write-off of unamortized original issue discount and deferred financing fees related to the Fairmount Santrol term loan.

E – The following table sets forth the computation of pro forma basic and diluted shares:

	March 31, 2018	December 31, 2017
Combined company’s shares outstanding — basic (1)
Unimin common shares outstanding — basic (2)	86,019,653	85,976,750
Fairmount Santrol common shares outstanding — basic	225,220,495	224,954,671
Conversion ratio as calculated per the Merger Agreement	0.2	0.2
Fairmount Santrol converted common shares outstanding — basic	45,044,099	44,990,934
Combined company’s shares outstanding — basic	131,063,752	130,967,684
Combined company’s shares outstanding — diluted (1)
Combined company shares outstanding — basic	131,063,752	130,967,684
Dilutive effect of combined company’s equity-based awards	710,663	501,413
Combined company shares outstanding — diluted	131,774,415	131,469,097

(1)

Combined company basic and diluted common share calculations are based on Unimin and Fairmount Santrol share counts as of May 31, 2018 and April 2, 2018 for the periods ending March 31, 2018 and December 31, 2017, respectively.

(2)

Represents the common stock outstanding after taking into effect the Cash Redemption, the HPQ Carveout and the amendment of Covia’s certificate of incorporation to (1) effect an 89 for 1 stock split and (2) increase Covia’s authorized capital stock.

F – Represents an adjustment to eliminate direct, incremental costs of the Merger of Unimin and Fairmount Santrol in the amount of $19.3 million and $8.3 million, respectively, for the year ended December 31, 2017 and $5.3 million and $3.3 million, respectively, for the three months ended March 31, 2018.

G – Represents the preliminary fair value and resulting adjustment to inventories.

H – Represents the preliminary fair value and resulting adjustment to property, plant and equipment. The preliminary amounts assigned to property, plant and equipment and estimated weighted average useful lives are as follows:

(in thousands)	Range of Useful Life (in years)	Estimated Fair Value as of March 31, 2018	Net Book Value as of March 31, 2018	Pro Forma Adjustments
Real property	11 to 34	$177,037	182,659	$(5,622)
Personal property	1 to 10	300,688	313,003	(12,315)
Construction in progress	N/A	110,058	114,314	(4,256)
Mineral reserves	30	900,000	173,453	726,547

Property, plant and equipment, net		$1,487,783	$783,429	$704,354

I – Represents the preliminary fair value and resulting adjustment to intangible assets. The preliminary amounts assigned to intangible assets and estimated weighted average useful lives are as follows:

(in thousands)	Range of Useful Life (in years)	Estimated Fair Value as of March 31, 2018
Trade Names	1 to 2	$17,000
Technology	15 to 20	16,000
Railcar Leasehold Interests	1 to 15	42,500
Customer Relationships	5 to 7	73,000
Other Leasehold Interests, net (i.e. land leases)	95	600

Intangibles, net		$149,100

The pro forma adjustment to intangible assets, representing the difference between preliminary fair values and historical values, is as follows:

(in thousands)
Preliminary fair value of intangible assets	$149,100
Less: historical net book values	92,892

Intangible assets fair value adjustment	$56,208

J – Represents the preliminary adjustment to deferred tax liabilities of $153.4 million (primarily associated with the fair value adjustments for net property, plant and equipment, inventories and intangible assets) using a statutory tax rate of 23%, which takes into account the expected impact due to U.S. tax reform.

K – Represents the excess of the preliminary consideration over the preliminary fair value of the assets acquired and liabilities assumed.

L – Represents $38.9 million of transaction costs incurred in the second quarter of 2018, which includes one-time payments to senior executives of Fairmount Santrol aggregating $5.6 million due to a change-of-control event.

M – Represents the reclassification of Fairmount Santrol’s compensation and benefit liabilities of $9.8 million from Other liabilities to Employee benefit obligations, to conform presentation.

N – Represents the replacement of historical interest expense of $19.0 million with $26.2 million of interest expense for the three months ended March 31, 2018 and the replacement of historical interest expense of $71.1 million with $105.2 million of interest expense for the year ended December 31, 2017 due to the term loan borrowing and amortization of debt issuance costs. Interest expense is calculated as follows:

(in thousands)	Three months ended March 31, 2018	Year ended December 31, 2017
Interest expense from term loan borrowing	$24,729	$99,518
Amortization of debt issuance costs on term loan borrowing	1,194	4,805
Amortization of debt issuance costs related to revolving credit facility	225	900

Total interest expense from term loan borrowing and revolving credit facility	$26,148	$105,223

The amortization of the debt issuance costs is factually supportable (based on amounts paid). The interest rate used to calculate interest expense is specified in the Credit Agreement and reflects the actual rate at the closing of the Merger.

The interest rate will change based on the then-current LIBOR rate. The spread above LIBOR may change due to the combined company’s Total Net Leverage ratio taking into account higher (or lower) spreads due to higher (or lower) leverage ratio tiers. A 1/8% change in interest rates would result in a change in the term loan interest expense of approximately $2.1 million for the 12 months ended December 31, 2017 or $0.5 million for the three months ended March 31, 2018.

O – Represents estimated increase in depreciation, depletion and amortization expense of $29.2 million and $9.9 for the 12 months ended December 31, 2017 and for the three months ended March 31, 2018, respectively, related to the fair value adjustment of property, plant and equipment, in addition to intangible assets acquired.

P – Represents the tax impact of the pro forma adjustments at the estimated combined statutory rate of 23% and 37% for the three months ended March 31, 2018 and December 31, 2017, respectively. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Merger activities and impact due to U.S. tax reform.